Exhibit 99.1

UNIVERSAL INSURANCE HOLDINGS, INC. EXPECTS TO INCREASE

QUARTERLY CASH DIVIDEND TO $0.10 PER SHARE

Fort Lauderdale, FL, December 12, 2013 - Universal Insurance Holdings, Inc. (NYSE: UVE) announced today that it expects to increase its regular quarterly cash dividend in 2014 to $0.10 per share of common stock, from $0.08 per share of common stock, effective beginning the first quarter of 2014.

Sean P. Downes, the Company’s Chairman, President and Chief Executive Officer, stated, “In light of our steady strategic and operational progress, the Board has indicated that it expects to increase our regular quarterly dividend to $0.10 per share in 2014. As we enter the new year, we will continue to execute our proven growth strategy and remain committed to driving value for our shareholders.”

The Company’s decision to announce proposed dividends for 2014 reflects its intention to provide investors with a targeted aggregate annual dividend for the next fiscal year. The declaration and payment of future dividends, however, is subject to the Board’s discretion and will be dependent upon future earnings, cash flows, financial requirements and other factors.

As previously announced, the Company declared a cash dividend of $0.23 per share of common stock to be paid on December 23, 2013, to shareholders of record on December 13, 2013.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts and Maryland. American Platinum Property and Casualty Insurance Company, also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2012 and the Form 10-Q for the quarter ended September 30, 2013.

Investor Contact:

Andy Brimmer / Steve Frankel / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

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